BEN & JERRY'S HOMEMADE, INC.
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                     (In thousands except per share amounts)





                                              Thirteen weeks ended
                                            3/29/97           3/30/96
                                          ------------      ------------

Primary:
Average shares outstanding                      7,198             7,184
Net effect of dilutive stock options -
      based on the treasury stock
      method using average
      market price                                 66                58
                                          ------------      ------------

                                                7,264             7,242
                                          ============      ============
Net Income (loss)                             ($1,059)           $1,364
                                          ============      ============
Per share amount                               ($0.15)            $0.19
                                          ============      ============


Fully diluted:
Average shares outstanding                      7,198             7,184
Net effect of dilutive stock options -
      based on the treasury stock
      method using quarter-end
      market price which is greater
      than average price                          108                69
                                          ------------      ------------

                                                7,306             7,253
                                          ============      ============
Net Income (loss)                             ($1,059)           $1,364
                                          ============      ============
Per share amount                               ($0.14)            $0.19
                                          ============      ============